Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential Sector Funds, Inc.:

We consent to the use of our reports dated January 18, 2017, with respect to the statements of assets and liabilities of Prudential Financial Services Fund, Prudential Jennison Health Sciences Fund, and Prudential Jennison Utility Fund (three of the series comprising Prudential Sector Funds, Inc.) respectively, including each portfolio of investments as of November 30, 2016, and their respective related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the five-year period then ended, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

January 26, 2017